Exhibit 4.2

Execution Version

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE SUBJECT TO CONTRACTUAL OBLIGATIONS AMONG THE HOLDER AND THE COMPANY AND THE TERMS OF THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO THE FOREGOING, AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Date of Issuance

April 13, 2020

LAIRD SUPERFOOD, INC.

WARRANT TO PURCHASE COMMON STOCK

FOR VALUE RECEIVED, on and after the date of issuance of this warrant (this “Warrant”), and subject to the terms and conditions set forth herein, Danone Manifesto Ventures, PBC (the “Holder”) is entitled to purchase up to that number of shares of Common Stock (as specified below and subject to adjustment as described below) from Laird Superfood, Inc., a Delaware corporation (the “Company”), at a price per share equal to the Exercise Price (as defined below). This Warrant is issued in connection with (i) that certain Series B-1 Preferred Stock Purchase Agreement, dated on or around the date hereof, by and between the Company and the Holder (the “Purchase Agreement”), pursuant to which the Holder is purchasing shares of the Company’s Series B-1 Preferred Stock, $0.001 par value per share (the “Series B-1 Preferred Stock,” and together with the Company’s Series B-2 Preferred Stock, $0.001 par value per share, which the Company may issue and sell from time to time, the “Series B Preferred Stock”) and (ii) that certain Stockholder Agreement, dated on or around the date hereof, by and between the Company and the Holder (the “Stockholder Agreement”).

1.    Acquisition of Shares.

(a)    Number of Shares. Subject to the terms and conditions set forth herein, in the event the Holder exercises the IPO Participation Right (as defined in the Stockholder Agreement) to purchase at least $10,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) in the IPO (as defined in the Stockholder Agreement) and/or a Private Placement (as defined in the Stockholder Agreement), subject to ordinary course rounding adjustments (such exercise of the IPO Participation Right, a “Warrant Exercisability Trigger”), the Holder is entitled to acquire from the Company up to that number of fully paid and nonassessable shares of the Common Stock equal to (A) ten percent (10%) multiplied by (B) the total number of shares of Common Stock (whether issued or issuable upon conversion of the Series B Preferred Stock), but excluding the amounts purchased by the Holder and/or any of its Affiliates (as defined in the Stockholder Agreement) in the IPO and/or Private Placement or otherwise, then-held by the Holder and its Affiliates.

(b)    Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.01 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2.    Exercise Period. Subject to the conditions herein, this Warrant shall become exercisable commencing upon a Warrant Exercisability Trigger and ending at the time at which the managing underwriters for the IPO obtain from potential investors their final indications of interest immediately prior to the pricing of the IPO (the “Exercise Period”), in the manner set forth in Section 2 hereof; provided, that this Warrant shall no longer be exercisable and become null and void (i) on the date on which the Holder does not own any shares of capital stock of the Company, (ii) upon the consummation of a Deemed Liquidation Event (as defined in the Company’s Second Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as amended and/or restated from time to time) or (iii) in the event that the Holder and its Affiliates, collectively, do not purchase at least $10,000,000 (as may be adjusted for de minimis rounding) of shares of Common Stock in the IPO and/or a Private Placement. In the event of a Deemed Liquidation Event, the Company shall notify the Holder at least twenty (20) days prior to the consummation of such Deemed Liquidation Event.

3.    Method of Exercise.

(a)    While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)    the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)    the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)    The exercise of this Warrant shall be deemed to have been effected at, and conditioned upon, the closing of the IPO, simultaneous with the Holder’s purchase of shares in the IPO and/or the Private Placement in accordance with Section 2.8 of the Stockholder Agreement. For the avoidance of doubt, this Warrant shall not be exercised if the IPO is not consummated.

(c)    As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes and subject to compliance with applicable federal and state securities laws) may direct a certificate or certificates for the number of Shares to which such Holder shall be entitled, if the certificates are certificated (including electronically).

4.    Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)    Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, financial condition, prospects, property or results of operations of the Company.

(b)    Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized, or will authorize prior to the IPO, sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c)    Valid Issuance of Common Stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holder in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

5.    Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)    Authorization. The Holder represents that it has full power and authority to enter into this Warrant. This Warrant, when executed and delivered by the Holder, will constitute the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)    Acquisition Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon the Holder’s representation to the Company that the Warrant and the Shares will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

(c)    Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Shares.

(d)    Accredited Investor. The Holder is, and at the time of exercise of this Warrant, will be, an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

6.    Covenants of the Company.

(a)    Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and stock dividends) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)    Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.    Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)    Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change; provided that the foregoing shall not nullify or amend the requirement of the Warrant Exercisability Trigger nor the Exercise Period. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)    Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect. Amounts of less than fifty (50) dollars shall be deemed paid in hand.

9.    No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, the Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company in respect of the Shares.

10.    Transfer of Warrant. This Warrant may not be transferred or assigned except by the Holder to any of its Affiliates, subject to compliance with applicable federal and state securities laws. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

11.    Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

12.    Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.    Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15.    Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible. For the avoidance of doubt, a fee and/or underwriting discount may apply to the $10,000,000 of shares of Common Stock purchased by Holder in the IPO and/or Private Placement.

16.    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17.    Entire Agreement; Amendments and Waivers. This Warrant, the Stockholder Agreement, the Transaction Agreements (as defined in the Purchase Agreement) and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

18.    Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

LAIRD SUPERFOOD, INC.

By:	/s/ Paul Hodge
Name:	Paul Hodge
Title:	Chief Executive Officer

Address: Laird Superfood, Inc. P.O. Box 2270 Sisters, OR 97759

ACKNOWLEDGED AND AGREED:

DANONE MANIFESTO VENTURES, PBC

By:	/s/ Jean-Francois Hurel
Name:	Jean-Francois Hurel
Title:	Vice President & Treasurer, Head of Investments

Address: Danone Manifesto Ventures, PBC 12 W 21st St, 12th Floor New York, New York 10010

SIGNATURE PAGE TO LAIRD SUPERFOOD, INC.

WARRANT TO PURCHASE COMMON STOCK

NOTICE OF EXERCISE

LAIRD SUPERFOOD, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

❑

                                  shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

The undersigned hereby represents and warrants that Representations and Warranties in Section 5 hereof are true and correct as of the date hereof.

DANONE MANIFESTO VENTURES, PBC

Date:		By:
Name:
Title:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to acquire shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s Signature:

Holder’s Address: